Exhibit 99.1

Skullcandy Announces Strong Third Quarter 2012 Financial Results

•	Income from operations increased 29.1% to $10.6 million

•	Net sales increased 17.1%

•	Net income was $0.23 per diluted share

•	Company updates 2012 net sales and adjusted EPS outlook to $290-300 million and $1.00-$1.04, respectively

PARK CITY, UTAH – November 1, 2012 – Skullcandy, Inc. (NASDAQ: SKUL) today announced financial results for the third quarter ended September 30, 2012.

Third Quarter Highlights (Q3 2012 vs. Q3 2011)

•	Income from operations increased 29.1% to $10.6 million

•	Net sales increased 17.1% to $71.0 million

•	Net income was $6.5 million, or $0.23 per diluted share

Jeremy Andrus, Skullcandy’s President and CEO stated, “We are pleased with our third quarter results, in which operating income increased over 29% and was driven by solid sales growth, margin expansion and expense leverage. With the successful launch of a new line of Astro Gaming and Skullcandy gaming headsets, we continue to broaden our customer base and diversify our business. Early feedback on our new gaming headsets has been overwhelmingly positive and we believe this is a meaningful new growth opportunity for Skullcandy. Other exciting upcoming new product launches include two premium on-ear and over-ear styles, Navigator and Crusher, which combine cutting-edge performance and design with Skullcandy’s proprietary Supreme Sound.”

Third Quarter Results

Net sales in the third quarter of 2012 increased 17.1% to $71.0 million from $60.6 million in the same quarter of the prior year. The increase was primarily driven by increased Astro Gaming sales of $4.7 million and an increase in international sales.

Gross profit in the third quarter of 2012 increased 18.5% to $34.1 million from $28.8 million in the same quarter of the prior year. Gross profit as a percentage of net sales, or gross margin, was 48.0% in the third quarter of 2012 compared to 47.5% in the third quarter of 2011.

Selling, general and administrative (SG&A) expenses in the third quarter 2012 increased 14.2% to $23.5 million from $20.6 million in the same quarter of the prior year. As a percentage of net sales, selling, general and administrative expenses decreased to 33.1% from 33.9% in the same quarter of the prior year.

Income from operations increased 29.1% to $10.6 million from $8.2 million in the same quarter of the prior year. Income from operations as a percentage of net sales increased to 15.0% from 13.6% in the same quarter of the prior year.

Net income attributable to Skullcandy, Inc. in the third quarter of 2012 was $6.5 million, or $0.23 per diluted share, based on 28.1 million diluted weighted average common shares outstanding. Net income attributable to Skullcandy, Inc. in the same quarter of the prior year was $1.0 million, or $0.04 per diluted share, based on

26.3 million diluted weighted average common shares outstanding. Excluding the one-time expenses related to a capital transaction in 2008, adjusted net income in the third quarter of 2011 was $4.5 million, or $0.17 per diluted share based on 26.3 million diluted weighted average common shares outstanding. For a reconciliation of adjusted net income to net income, see the accompanying tables at the end of this release.

Balance Sheet Highlights

As of September 30, 2012, cash and cash equivalents totaled $1.9 million compared to $14.9 million at September 30, 2011 and the Company had no long-term debt. As of September 30, 2012, the Company had $22.9 million of availability under its credit facility. Accounts receivable and inventory were $60.0 million and $55.4 million, respectively, at September 30, 2012. While accounts receivable is up significantly on a year-over-year basis, last year’s third quarter accounts receivable included only approximately one month of Europe direct sales, and is, therefore, non-comparable. For the nine month period ended September 30, 2012, working capital increased $16.3 million to $88.4 million, or 22.5%, which is less than net sales growth of 32.0% for the same period.

Outlook

The Company is tightening its net sales outlook for the full year 2012 to $290-$300 million from a previous outlook of $280-$300 million. A mix shift toward higher-priced, lower margin products and cautiousness regarding the retail environment in Europe and the escalating U.S. promotional environment heading into the important holiday season creates less visibility around gross margin and operating expenses. As a result, the Company is revising its adjusted fully diluted earnings per share outlook for 2012 to $1.00-$1.04 from a previous outlook of $1.10-$1.20. This adjusted earnings per share outlook excludes $0.4 million of after-tax expenses related to the Monster litigation in the first quarter and assumes an effective tax rate of approximately 36.5% and diluted weighted average common shares outstanding of approximately 28.3 million.

Call Information

A conference call to discuss the third quarter 2012 results is scheduled for today, November 1, 2012, at 4:30 PM Eastern Time/2:30 PM Mountain Time. A broadcast of the call will be available on the Company’s website, www.skullcandy.com. Analysts and investors can participate in the live call by dialing (800) 263-8506 or (719) 457-2662. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through November 8, 2012. To access the telephone replay, listeners should dial (877) 870-5176 or (858) 384-5517 and enter ID #8814475.

About Skullcandy, Inc.

Skullcandy is a global designer, marketer and distributor of performance audio and gaming headphones and other accessory related products under the Skullcandy, Astro Gaming and 2XL by Skullcandy brands. Skullcandy became one of the world’s most distinct audio brands by bringing color, character and performance to an otherwise monochromatic space; helping to revolutionize the audio arena by introducing headphones, earbuds and other audio and wireless lifestyle products that possess unmistakable style and exceptional performance. The Company’s products are sold and distributed through a variety of channels in the U.S. and approximately 80 countries worldwide. Visit skullcandy.com, or join us at facebook.com/skullcandy or on Twitter @skullcandy.

Forward-Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s guidance, outlook, future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the Company’s ability to extend the recognition and reputation of its brand, to continue to develop innovative and popular products, to respond to changes in consumer preferences, to grow its international business, to implement new sourcing initiatives and other factors that are detailed in the Company’s annual report on Form 10-K for its most recent fiscal year and in other reports the Company files with the SEC, including the Risk Factors contained in the Company’s annual and other reports, which are available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Media:

Alecia Pulman/Janet Reinhardt

203-682-8200

Alecia.Pulman@icrinc.com

Investors:

John Rouleau

203-682-8342

John.Rouleau@icrinc.com

-Financial Tables Follow-

SKULLCANDY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share information)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$71,000	$60,641	$196,716	$149,056
Cost of goods sold	36,886	31,843	100,951	75,144

Gross profit	34,114	28,798	95,765	73,912
Selling, general and administrative expenses	23,494	20,571	71,944	52,195

Income from operations	10,620	8,227	23,821	21,717
Other expense	219	1,734	592	1,716
Interest expense	184	334	455	1,005
Interest expense—related party	—	2,767	—	6,384

Income before income taxes and noncontrolling interests	10,217	3,392	22,774	12,612
Income taxes	3,782	2,440	8,391	6,323

Net income	6,435	952	14,383	6,289

Net loss attributable to noncontrolling interests	57	7	33	7
Preferred dividends	—	—	—	(17)

Net income attributable to Skullcandy, Inc.	$6,492	$959	$14,416	$6,279

Net income per common share attributable to Skullcandy, Inc.
Basic	$0.24	$0.04	$0.53	$0.36
Diluted	0.23	0.04	0.51	0.28
Weighted average common shares outstanding
Basic	27,461,021	24,427,591	27,361,173	17,664,628
Diluted	28,130,470	26,262,943	28,031,085	22,043,053

SKULLCANDY, INC.

CONSDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

(unaudited)

	As of September 30, 2012	As of September 30, 2011	As of December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$1,898	$14,922	$23,302
Accounts receivable, net	60,022	34,616	50,616
Inventories	55,387	51,223	43,975
Prepaid expenses and other current assets	6,126	5,684	8,499
Deferred taxes	3,164	2,716	3,978

Total current assets	126,597	109,161	130,370
Property and equipment, net	14,637	6,885	10,294
Intangibles	12,854	13,940	13,678
Goodwill	13,867	13,492	13,867
Deferred financing fees	221	462	402

Total assets	$168,176	$143,940	$168,611

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,211	$23,849	$23,206
Accrued liabilities	18,774	11,713	25,100
Bank line of credit	5,176	14,174	9,884

Total current liabilities	38,161	49,736	58,190
Deferred taxes	1,128	2,107	3,609
Stockholders’ equity:
Common stock	3	3	3
Treasury stock	(43,294)	(43,294)	(43,294)
Additional paid-in capital	126,454	117,392	119,042
Accumulated other comprehensive income	398	(15)	118
Retained earnings	44,755	18,018	30,339

Total Skullcandy stockholders’ equity	128,316	92,104	106,208
Noncontrolling interests	571	(7)	604
Total stockholders’ equity	128,887	92,097	106,812

Total liabilities and stockholders’ equity	$168,176	$143,940	$168,611

SKULLCANDY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

(unaudited)

	Nine Months Ended September 30,
	2012	2011
Operating activities
Net income	$14,383	$6,289
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,287	1,102
Loss on disposal of fixed assets	—	124
Provision for doubtful accounts	1,546	783
Deferred income taxes	(1,666)	565
Noncash interest expense	180	6,583
Stock-based compensation expense	5,101	3,491
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(10,914)	11,346
Inventories	(11,378)	(21,205)
Prepaid expenses and other current assets	2,542	(1,996)
Accounts payable	(9,039)	8,244
Income taxes payable	(1,225)	2,244
Accrued liabilities	(5,095)	(4,805)

Net cash provided by (used in) operating activities	(11,278)	12,765
Investing activities
Purchase of property and equipment	(7,796)	(3,516)
Business acquisitions	—	(29,462)

Net cash used in investing activities	(7,796)	(32,978)
Financing activities
Net borrowings (repayments) on bank line of credit	(4,708)	3,371
Repayment of long-term debt	—	(46,780)
Proceeds from exercise of stock options	1,758	1,076
Income tax benefit from stock option exercises	546	902
Proceeds from issuance of common stock, net of issuance costs	—	70,104

Net cash provided by (used in) financing activities	(2,404)	28,673

Effect of exchange rate changes on cash and cash equivalents	74	—
Net increase in cash and cash equivalents	(21,404)	8,460
Cash and cash equivalents, beginning of period	23,302	6,462

Cash and cash equivalents, end of period	$1,898	$14,922

Supplemental cash flow information:
Cash paid for interest	113	6,488
Cash paid for income tax	10,718	2,601

SKULLCANDY, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands of dollars)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net income	$6,435	$952	$14,383	$6,289
Net loss attributable to noncontrolling interests	57	7	33	7
Second contingent payment pursuant to the securities purchase and redemption agreement (1)	—	2,199	—	2,199
Third contingent payment pursuant to the securities purchase and redemption agreement (2)	—	1,392	—	1,392
Legal and settlement expenses associated with Monster litigation, net of tax benefit (3)	—	—	418	—

Adjusted net income	$6,492	$4,550	$14,834	$9,887

(1)	This item is recorded in interest expense in the Condensed Consolidated Statements of Operations.
(2)	This item is recorded in other expense in the Condensed Consolidated Statements of Operations.
(3)	This item is recorded in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. It is reflected in the schedule above net of tax benefit of $249 thousand for the nine months ended September 30, 2012.

Non-GAAP Measures

Adjusted net income, for the periods presented, represents net income excluding expenses associated with legal expenses associated with the Monster litigation and expenses associated with the second and third contingent payments pursuant to the securities purchase and redemption agreement. These expenses relate to one-time legal expenses and a historical capital transaction and management believes they do not correlate to the underlying performance of the business. As a result, the Company believes that adjusted net income provides important additional information for measuring its performance, provides consistency and comparability with the Company’s past financial performance, facilitates period to period comparisons of the Company’s operations, and facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The Company’s management team uses this metric to evaluate the Company’s business and believes it is a measure used frequently by securities analysts and investors. Adjusted net income does not represent, and should not be used as a substitute for net income, as determined in accordance with GAAP. The Company’s definition of adjusted net income may differ from that of other companies.

SKULLCANDY, INC.

RECONCILIATION OF DILUTED NET INCOME PER COMMON SHARE ATTRIBUTABLE TO

SKULLCANDY, INC. ON A GAAP BASIS TO ADJUSTED DILUTED NET INCOME PER SHARE

ATTRIBUTABLE TO SKULLCANDY, INC.

(in thousands of dollars)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Diluted net income per common share attributable to Skullcandy, Inc.	$0.23	$0.04	$0.51	$0.28
Second contingent payment pursuant to the securities purchase and redemption agreement	—	0.08	—	0.10
Third contingent payment pursuant to the securities purchase and redemption agreement	—	0.05	—	0.07
Legal and settlement expenses associated with Monster litigation	—	—	0.01	—
Impact of difference in number of GAAP and adjusted diluted shares	—	—	—	—

Adjusted diluted net income per common share attributable to Skullcandy, Inc.	$0.23	$0.17	$0.52	$0.45